                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 6, 2001 relating to the financial statements of L-3 Communications Holdings, Inc. (the "Company"), all included in the Annual Report on Form 10-K for the year ended December 31, 2000.

We also consent to the incorporation by reference in this Registration Statement of our reports dated February 28, 2001 and January 5, 2001 relating to the financial statements for the year ended December 31, 1999 of Honeywell Traffic Alert and Collision Avoidance Business and Raytheon Training Devices and Training Services Business, respectively, all included in the Reports on Form 8-K/A filed on March 21, 2001.





                                              /s/ PricewaterhouseCoopers, LLP


1177 Avenue of the Americas
New York, New York
August 6, 2001